SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement                                         ☐    Confidential, for Use of the Commission

                                                                                                         Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PAN PACIFIC RETAIL PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

April 2, 2004

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Pan Pacific Retail Properties, Inc. to be held at 11:00 a.m. local time on Thursday, May 6, 2004 at the Del Mar Marriott, San Diego, 11966 El Camino Real, San Diego, California.

At the Annual Meeting, you will be asked to consider and vote upon the election of one director to our Board of Directors, an amendment to our charter to declassify the Board of Directors, an amendment to our charter to increase the ownership limit of our common stock and any other business that may properly come before the meeting.

The election of one member of the Board of Directors and the two amendments are more fully described in the accompanying proxy statement. We urge you to carefully review the proxy statement.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE TO THE BOARD OF DIRECTORS, A VOTE FOR THE AMENDMENT TO OUR CHARTER TO DECLASSIFY THE BOARD AND A VOTE FOR THE AMENDMENT TO OUR CHARTER TO INCREASE THE OWNERSHIP LIMIT FOR OUR COMMON STOCK AS DETAILED IN THE ACCOMPANYING PROXY STATEMENT.

YOUR VOTE IS IMPORTANT TO US WHETHER YOU OWN FEW OR MANY SHARES. Please complete, date and sign the enclosed proxy card and return it in the accompanying postage paid envelope, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting and wish to vote your shares personally you may do so at any time before the Proxy is voted.

I hope to see you at the Annual Meeting,

PAN PACIFIC RETAIL PROPERTIES, INC.

Stuart A. Tanz

President and Chief Executive Officer

1631-B South Melrose Drive, Vista, CA 92081—Telephone: (760) 727-1002—Facsimile: (760) 727-1430

http://www.pprp.com

PAN PACIFIC RETAIL PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 6, 2004

Notice is hereby given that the Annual Meeting of Stockholders of Pan Pacific Retail Properties, Inc., a Maryland corporation (“the Company”), will be held at the Del Mar Marriott, San Diego, 11966 El Camino Real, San Diego, California, on Thursday May 6, 2004, at 11:00 a.m., local time, for the following purposes:

1.	To elect one director to serve a three year term as detailed herein;

2.	To consider and vote upon an amendment to our charter to declassify the board;

3.	To consider and vote upon an amendment to our charter to increase the ownership limit for our common stock; and

4.	To transact such other business as may properly come before the meeting.

The election of the director and the proposed charter amendments are more fully described in the accompanying proxy statement, which forms a part of this Notice.

During the course of the Annual Meeting, management will report on our current activities and comment on our future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and present their comments.

The Board of Directors has fixed the close of business on March 5, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, please execute, date and return promptly the enclosed proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration.

By order of the Board of Directors,

Joseph B. Tyson

Secretary

Dated:  April 2, 2004

YOUR VOTE IS IMPORTANT

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED

PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE

PAN PACIFIC RETAIL PROPERTIES, INC.

1631-B South Melrose Drive

Vista, California 92081

PROXY STATEMENT

May 6, 2004

Annual Meeting of the Stockholders

This proxy statement is provided in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Pan Pacific Retail Properties, Inc., a Maryland corporation, to be held at the Del Mar Marriott, San Diego, 11966 El Camino Real, San Diego, California, on Thursday, May 6, 2004, at 11:00 a.m. local time. This proxy will first be sent to stockholders by mail on or about April 2, 2004.

At the Annual Meeting, holders of record of shares of our common stock will consider and vote upon (i) the election of one member to our Board of Directors, (ii) an amendment to our charter to declassify the board, (iii) an amendment to our charter to increase the ownership limit for our common stock and (iv) such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board of Directors recommends a vote FOR the person nominated to be elected to the Board of Directors, a vote FOR the amendment to our charter to declassify the board and a vote FOR the amendment to our charter to increase the ownership limit. See “PROPOSAL ONE: ELECTION OF DIRECTOR”, “PROPOSAL TWO: DECLASSIFICATION OF THE BOARD OF DIRECTORS” and “PROPOSAL THREE: INCREASE OF OWNERSHIP LIMIT OF THE COMPANY’S COMMON STOCK.”

At the close of business on March 5, 2004, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, we had 40,355,381 shares of common stock, par value $0.01 per share, outstanding. Each share of common stock is entitled to one vote on all matters properly brought before the meeting. Stockholders are not permitted to cumulate their shares of common stock for the purpose of electing directors or otherwise. Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting.

Unless contrary instructions are indicated on the proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be cast at the Annual Meeting FOR the election of the nominee to the Board of Directors, FOR the amendment to our charter to declassify the board and FOR the amendment to our charter to increase the ownership limit. With respect to any other business, which may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be cast at the discretion of the designated proxy holders. A stockholder may revoke his or her proxy at any time before the shares are voted by delivering to our Secretary a written notice of such revocation, by filing with our Secretary a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy.

Shares that abstain from voting on any proposal, or that are represented by “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular non-routine proposal) will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists. The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a director. Thus, the nominee receiving the highest number of votes will be elected. The election of directors is a matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal. With respect to our proposals to amend our charter to declassify the board and to increase the ownership limit, the affirmative vote of the holders of a majority of our outstanding common stock is necessary for these proposals to be approved. Accordingly, abstentions will have the same effect as a vote “against” these proposals.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as these proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that have effectively been revoked or withdrawn).

We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, telegram or otherwise. These directors, officers and employees will not be additionally compensated for any solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with this solicitation. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding soliciting material.

No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, that information or representation must not be relied upon as having been authorized by us or any other person.

PROPOSAL ONE: ELECTION OF ONE DIRECTOR

General

Our Board of Directors currently consists of five directors divided into three classes, designated as Class I, Class II and Class III. The election of directors is currently staggered, so that only one class of directors is elected at each Annual Meeting of stockholders. Directors who have been elected by the Board of Directors to fill vacancies or to fill expanded seats must be reelected by the stockholders at the Annual Meeting following such election by the Board of Directors. The term of the Class I directors, of which there is one director, Mr. David P. Zimel, will expire at the upcoming 2004 Annual Meeting of Stockholders. As such, stockholders of record as of the Record Date will be entitled to vote on the election of one Class I director.

Proposal One

At the Annual Meeting, the common stock represented by properly executed and returned proxies, unless otherwise specified, will be voted for the election of one director as follows: Mr. David P. Zimel to serve for three years. Mr. Zimel shall serve until the end of his term and until his respective successor is duly elected and qualifies.

If for any reason the nominee is not a candidate (which is not expected) when the election occurs, proxies will be voted for the election of any substitute nominee designated by the Board of Directors. The following information is furnished with respect to Mr. Zimel.

Biographical Information on the Nominee

David P. Zimel.    Age 48.    Mr. Zimel has served as a member of the Board of Directors since November 1998. He has served as President and Chief Executive Officer of Portland Fixture Limited Partnership, a Portland, Oregon based shopping center development and management company since 1990. Mr. Zimel has served in various capacities for the International Council of Shopping Centers including State Director and Program Committee Chairman. Mr. Zimel received a B.S. degree from the University of Oregon. He is also a licensed real estate broker.

Vote Required and Board of Directors Recommendation

Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the Annual Meeting, whether in person or by proxy, is required for election of the director presented above. Accordingly, abstentions will have no effect on the outcome of this vote. In no event will the proxies be voted for more than one nominee for each board seat.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MR. DAVID P. ZIMEL AS A DIRECTOR.

Incumbent Directors

NAME	AGE	TITLE	CLASS
Bernard M. Feldman	54	Director	II
Mark J. Riedy	61	Director	II
Joseph P. Colmery	50	Director	III
Stuart A. Tanz	45	Director, Chairman, President and Chief Executive Officer	III

Bernard M. Feldman.    Age 54.    Mr. Feldman has served as a member of our Board of Directors since our inception as a public company in August 1997. He currently serves as Vice-Chairman of the ICW Group of Insurance Companies, a position he has held since January 2002. Mr. Feldman held the positions of President/Chief Executive Officer of ICW Group from 1987 to 2002 as well as President/Chief Executive Officer of Western Insurance Holdings from 1991 to 2002. Mr. Feldman received a B.S. degree in Business Management from California State Polytechnic University, Pomona. Mr. Feldman has also taken various legal and underwriting classes with regard to the insurance industry.

Mark J. Riedy, Ph.D.    Age 61.    Mr. Riedy has served as a member of our Board of Directors since our inception as a public company in August 1997. He has been a professor of real estate finance at the University of San Diego since 1993. From July 1988 to July 1992, he served as President and Chief Executive Officer of the National Council of Community Bankers. From July 1987 to July 1988, he served as President and Chief Operating Officer of the J.E. Robert Companies, a real estate workout firm. From January 1985 to July 1986, he served as President and Chief Operating Officer and a director of the Federal National Mortgage Association. Mr. Riedy currently serves on the boards of directors of Neighborhood Bancorp and American Residential Investment Trust. He received a B.A. degree in Economics from Loras College, a M.B.A. from Washington University and a Ph.D. from the University of Michigan.

Joseph P. Colmery.    Age 50.    Mr. Colmery has served as a member of the Board of Directors since November 2000. Mr. Colmery has been a consultant to several companies within the financial services industry since his retirement in December 1997. For the period 1996 through December 1997, he served as President and Chief Executive Officer of U.S. Bank of California and from 1986 through 1996 he served as President and Chief Executive Officer of California Bancshares, which was acquired by U.S. Bancorp in 1996. Mr. Colmery received a B.S. degree in finance from the University of Santa Clara.

Stuart A. Tanz.    Age 45.    Mr. Tanz has served as our Chairman, Chief Executive Officer and President and as a director since our inception as a public company in August 1997. He has been involved in the real estate business for over 21 years. Mr. Tanz served as Chief Executive Officer of Revenue Properties (U.S.) Inc. from May 1996 to August 1997 and as a director and the President of Revenue Properties (U.S.) Inc. from April 1992 to August 1997. From 1992 to August 1997, Mr. Tanz also served in various executive capacities of Revenue Properties (U.S.) Inc.’s parent company and subsidiary entities. From 1985 to 1992, Mr. Tanz served as President of United Income Properties, Inc. where he developed property in Southern California. He was responsible for land acquisitions for Bramalea Ltd. from 1982 to 1985. Mr. Tanz received his B.S. degree in Business Administration from the University of Southern California.

The board has determined that each of its current directors, except for Mr. Tanz, has no material relationship with Pan Pacific (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards, which reflect the New York Stock Exchange (NYSE) director independence standards, as currently in effect. Furthermore, the board has determined that each of the members of each of the board’s committees has no material relationship with us

(either directly or as a partner, stockholder or officer of an organization that has a relationship with Pan Pacific) and is “independent” within the meaning of our director independence standards.

Committees of the Board

Audit Committee.    The board established an audit committee in accordance with Section 10A-3 of the Securities Exchange Act of 1934, as amended (i) to select and approve the engagement of independent public accountants, (ii) review with the independent public accountants the scope and results of the audit engagement, (iii) approve professional services provided by the independent public accountants, (iv) review the independence of the independent public accountants and (v) consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. The Audit Committee consists of independent directors Messrs. Colmery, Feldman and Riedy, each of whom is independent as defined by the NYSE listing standards. The board has determined that Mr. Riedy qualifies as the Audit Committee finance expert as defined in Item 401(h)(2)-(3) of Regulation S-K. Mr. Riedy is the chairman of the Audit Committee. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. During 2003, the Audit Committee held seven meetings.

Nominating/Corporate Governance Committee.    The board established a nominating/corporate governance committee which consists of independent directors Messrs. Colmery, Feldman, Riedy and Zimel. Mr. Zimel is the chairman of the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is responsible for providing counsel to the Board of Directors with respect to (i) organization, membership and functions of the board including the evaluation of director candidates, (ii) structure and membership of the committees of the Board of Directors and (iii) succession planning for our executive management. During 2003, the governance committee held eight meetings.

Compensation Committee.    The board established an executive compensation committee to establish remuneration levels for our executive officers and to implement our stock incentive plans (described below) and any other incentive programs. The Compensation Committee consists of independent directors Messrs. Feldman, Riedy and Zimel. Mr. Feldman is the chairman of the Compensation Committee. During 2003, the Compensation Committee held four meetings.

The board has adopted charters for each of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Our Audit Committee Charter is attached hereto as Appendix A. Each of these charters is available on our website at www.pprp.com and will be provided without charge upon request to the Corporate Secretary, Pan Pacific Retail Properties, Inc., 1631-B South Melrose Drive, Vista, California 92081. Information contained on our website is not incorporated by reference into and does not form a part of this proxy statement.

During the year ended December 31, 2003, the board held 31 meetings of the board and meetings of the committees of the board. All of the incumbent members of the board attended 75% or more of the total number of meetings of the board or of committees of which they were members. Every director is expected to attend in person the Annual Meeting of Stockholders, absent extraordinary circumstances such as a personal emergency. Each director attended last year’s Annual Meeting.

To ensure free and open discussion among the independent directors of the board, executive sessions are held in addition to regularly scheduled meetings of the board, at which only independent directors are present. Mr. Colmery, the lead independent director, has been nominated by the independent directors to serve as presiding director at each executive session.

Code of Ethics

We have adopted a Code for Senior Officers that applies to our chief executive officer and senior financial officers, including our principal financial and accounting officer and controller within the meaning of the

Sarbanes-Oxley Act of 2002 and a Code of Ethics that applies to all employees and directors. The Code of Ethics is posted on our website at www.pprp.com and will be provided without charge upon request to the Corporate Secretary, Pan Pacific Retail Properties, Inc., 1631-B South Melrose Drive, Vista, California 92081.

Director Qualifications

The director qualifications developed to date focus on what the Nominating/Corporate Governance Committee believes to be essential competencies to effectively serve on the board. In reviewing and considering potential nominees for the board, the Nominating/Corporate Governance Committee looks for the following qualities and skills: (i) strong ethical character and values in common with those of Pan Pacific; (ii) reputations, both personal and professional, consistent with the image and reputation of Pan Pacific; (iii) high accomplishments in the potential nominee’s respective field, including superior credentials and recognition; (iv) leadership roles in complex organizations; (v) exercise of sound business judgment; and (vi) professional experience.

Identifying and Evaluating Nominees for Directors

The Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the board willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for board service are re-nominated. As to new candidates, the Nominating/Corporate Governance Committee will generally poll board members and members of management for their recommendations. The Nominating/Corporate Governance Committee may also hire a search firm if deemed appropriate. An initial slate of candidates will be presented to the Chairman of the Nominating/Corporate Governance Committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by the Chief Executive Officer and a Nominating/Corporate Governance Committee member. The Nominating/Corporate Governance Committee will then approve final director candidates and, after review of and deliberation over all feedback and data, will make its recommendation to the Board. Recommendations received by stockholders will be processed and are subject to the same criteria as are candidates nominated by the Nominating/Corporate Governance Committee.

Stockholder Nominations

The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by stockholders. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on the board and how the candidate satisfies the board’s criteria. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of Pan Pacific stockholdings. All communications are to be directed to the Chairperson of the Nominating/Corporate Governance Committee, care of the Corporate Secretary, Pan Pacific Retail Properties, Inc. Recommendations received after 120 days prior to the mailing of proxy will likely not be considered timely for consideration at that year’s Annual Meeting.

Communications with the Board

Stockholders may communicate with our board members in writing sent by email to jtyson@pprp.com or mail addressed to the Chairman of the Nominating/Corporate Governance Committee, care of Corporate Secretary, Pan Pacific Retail Properties, Inc. All correspondence will be forwarded promptly by the Corporate Secretary to the Chairperson.

Compensation of Directors

The Board of Directors is entitled to fix its own remuneration from time to time. Pursuant to that authority, each director other than Mr. Stuart A. Tanz is currently remunerated for his service as a director at the rate of $18,000 per annum except for Mr. Colmery, our lead director, who receives $54,000 per annum. In addition, each director other than Mr. Tanz currently receives a fee of $2,000 for each Board of Directors meeting attended ($1,000 for telephonic attendance), a fee of $1,000 for each committee meeting attended on a day that does not include a Board of Directors meeting ($750 for telephonic attendance) and an additional fee of $2,000 for each committee meeting chaired by that director whether or not a Board of Directors meeting occurred on the same day. Directors are also reimbursed for reasonable expenses incurred to attend director and committee meetings. Officers who are directors are not paid any director’s fees. Messrs. Colmery, Feldman, Riedy and Zimel were granted 2,000 shares of restricted stock during 2003. The restricted shares vest over a three year period. Mr. Colmery, as lead director, was granted an additional 2,000 shares of restricted stock during 2003 that vest over a two year period. The restricted stock grants were issued pursuant to the 2000 Stock Incentive Plan of Pan Pacific.

The information set forth below is submitted with respect to each of our executive officers.

Name of Individual	Title	Age
Stuart A. Tanz	Chairman, Chief Executive Officer, and President	45
Jeffrey S. Stauffer	Executive Vice President, Chief Operating Officer	42
Joseph B. Tyson	Executive Vice President, Chief Financial Officer, Secretary and Treasurer	42

Biographical information with respect to Mr. Tanz is set forth above under Incumbent Directors.

Jeffrey S. Stauffer.    Age 42.    Mr. Stauffer has served as our Executive Vice President and Chief Operating Officer since March 1998. From our inception until March 1998, Mr. Stauffer served as Senior Vice President, Operations and Development. He served as Senior Vice President of Operations for Revenue Properties (U.S.) Inc. from January 1993 to August 1997. Mr. Stauffer has been involved in the shopping center industry for 19 years. From 1985 to 1990 he was the Director of Commercial Property Management for Realty Holding Group in Las Vegas, Nevada. He was State Director for the International Council of Shopping Centers from 1990 to 1993 and is also a Certified Shopping Center Manager.

Joseph B. Tyson.    Age 42.    Mr. Tyson has served as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since joining us in October 1999. Prior to joining us, Mr. Tyson was Chief Financial Officer of The Allen Group, a San Diego based real estate company. Prior to The Allen Group, Mr. Tyson was with Heitman Financial Ltd. for 11 years serving in various capacities including Senior Vice President and as a member of the Executive Committee. Mr. Tyson became licensed as a Certified Public Accountant during his tenure with PricewaterhouseCoopers from 1984 to 1987 in New York.

Executive Compensation

The table below sets forth the base salary and other compensation paid for the three years ended December 31, 2003 to our Chief Executive Officer and each of our two other most highly compensated executive officers whose annual compensation during 2003 exceeded $100,000. We have entered into employment agreements with the executive officers as described below.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation
Name/Principal Position	Fiscal Year	Salary		Bonus(1)		Other Annual Compensation(2)		Restricted Stock Awards(3)		Securities Underlying Options	Other Compensation(4)
Stuart A. Tanz President and Chief Executive Officer	2003 2002 2001	$ $ $	700,000 700,000 575,000	$ $ $	1,182,500 650,000 575,000	$ $ $	29,890 253,291 61,140	$ $ $	2,736,500 608,400 2,206,250	— 125,000 75,000	$ $ $	4,000 4,000 3,400

Jeffrey S. Stauffer Executive Vice President, Chief Operating Officer	2003 2002 2001	$ $ $	300,000 250,000 250,000	$ $ $	410,000 100,000 200,000	$ $ $	82,159 12,000 9,000	$ $	842,000 — 882,500	— — 30,000	$ $ $	4,000 4,000 3,400

Joseph B. Tyson Executive Vice President, Chief Financial Officer	2003 2002 2001	$ $ $	365,000 300,000 225,000	$ $ $	562,500 250,000 225,000	$ $ $	14,980 75,252 9,000	$ $ $	1,052,500 304,200 882,500	— 60,000 30,000	$ $ $	4,000 4,000 3,400

(1)	For 2003, includes bonus amounts awarded to Messrs. Tanz, Stauffer and Tyson for the completion of the acquisition of Center Trust in the amounts of $532,500, $210,000 and $262,500, respectively.

(2)	For 2003, represents car allowance compensation, health insurance premiums and other miscellaneous reimbursements for Mr. Tanz. Represents a loan forgiveness of $68,359, health insurance premiums and car allowance compensation for Mr. Stauffer. Represents health insurance premiums and car allowance compensation for Mr. Tyson.

For 2002, represents certain personal income taxes paid by us in the amount of $226,037, car allowance compensation and other miscellaneous reimbursements for Mr. Tanz. Represents car allowance compensation for Mr. Stauffer. Represents a loan forgiveness of $63,252 and car allowance compensation for Mr. Tyson.

For 2001, represents car allowance compensation, medical expense reimbursements and other miscellaneous amounts for Mr. Tanz. Represents car allowance compensation for Messrs. Stauffer and Tyson.

(3)	For 2003, represents the value of restricted stock awarded on July 30, 2003 based on the closing price of our common stock of $42.10 on July 29, 2003. Messrs. Tanz, Stauffer and Tyson were awarded 65,000, 20,000 and 25,000 shares of restricted stock respectively. The restricted stock vests 20% per year with the first 20% vesting on March 10, 2004 and the remaining shares vesting 20% per year annually thereafter. Annual vesting is subject to certain performance criteria, however, the restricted shares will vest in full on March 10, 2008 whether or not the performance criteria have been met. Dividends are paid on these restricted stock awards. Based on the closing price of our common stock of $47.65 at December 31, 2003, the value of the stock awards was $3,097,250, $953,000 and $1,191,250, respectively.

For 2002, represents the value of restricted stock awarded on April 1, 2002 based on the closing price of our common stock of $30.42 on April 1, 2002. Messrs. Tanz and Tyson were awarded 20,000 and 10,000 shares of restricted stock, respectively. The restricted stock vests 14.29% per year over a seven year period from the date of grant. Annual vesting is subject to certain performance criteria, however, the restricted shares will vest in full at the end of the seven year period whether or not the performance criteria have been met. Dividends are paid on these restricted stock awards. Based on the closing price of our common stock of $47.65 at December 31, 2003, the value of the stock awards was $953,000 and $476,500, respectively.

For 2001, represents the value of restricted stock awarded on January 25, 2001 based on the closing price of our common stock of $22.0625 on January 24, 2001. Messrs. Tanz, Stauffer and Tyson were awarded 100,000, 40,000 and 40,000 shares of restricted stock, respectively. The restricted stock vests 20% per year over a five-year period from the date of grant. The vesting is subject to certain performance criteria, however, the restricted shares will vest in full at the end of the five year period whether or not the performance criteria have been met. Dividends are paid on these restricted stock awards. Based on the closing price of our common stock of $47.65 at December 31, 2003, the value of the stock awards was $4,765,000, $1,906,000 and $1,906,000, respectively.

(4)	Represents matching 401(k) contributions made by us.

Option Grants in Last Fiscal Year

There were no awards of stock options in 2003 to the Named Executive Officers included in the Summary Compensation Table.

Aggregate Option Exercises in 2003 and 2003 Year-End Option Values

The following table sets forth information with respect to the value of options held by the Named Executive Officers, included in the Summary Compensation Table, on December 31, 2003.

			Number of Securities Underlying Unexercised Options at 2003 Year-End		Value of Unexercised In-The-Money Options At 2003 Year End(1)
	Shares Acquired	Value
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Stuart A. Tanz	125,966	$2,056,214	—	108,334	—	$2,088,345
Jeffrey S. Stauffer	10,000	$187,500	—	10,000	—	$261,000
Joseph B. Tyson	30,000	$403,688	—	50,000	—	$950,200

(1)	Based on closing price of $47.65 per share of common stock on December 31, 2003, as reported by the New York Stock Exchange.

Equity Compensation Plans

The following table sets forth certain information with respect to the 1997 Stock Option and Incentive Plan and the 2000 Stock Incentive Plan. Both plans have been approved by our security holders. We do not have any plans that have not been approved by our stockholders.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	308,916	$25.7773	1,302,174

Employment Agreements

Stuart A. Tanz, Jeffrey S. Stauffer and Joseph B. Tyson have each entered into employment agreements with us. Stuart A. Tanz’s employment agreement has an initial term of five years and Jeffrey S. Stauffer’s and Joseph B. Tyson’s employment agreements each have an initial term of three years. All of these employment agreements provide for automatic one-year extensions following expiration of the initial term. The employment agreements require each of these individuals to be employed full time by us and to devote such time, attention and energies to our business as are reasonably necessary to satisfy their required duties and responsibilities.

For the first year of the initial term, the employment agreements provide for an initial annual base compensation in the amounts set forth in the Summary Compensation Table with the amount of any initial bonus determined by the Compensation Committee. For subsequent years, both the amount of the base compensation and any bonus have and will be determined by the Compensation Committee.

The employment agreements entitle the executives to participate in our 1997 Stock Option and Incentive Plan and our 2000 Stock Incentive Plan and to receive certain other insurance and pension benefits. In addition, in the event of a termination by us without “cause” or a termination by the executive for “good reason” (as such terms are defined in the employment agreements) each a “permitted severance event”, Stuart A. Tanz will be entitled to a single severance payment equal to the sum of sixty times his highest monthly base compensation for the most recent 24 month period plus an amount equal to five times his average annual bonus paid during the preceding 24 month period. In the event of a termination pursuant to a “change in control”, also a “permitted severance event” (as such term is defined in the employment agreements), Mr. Tanz will be entitled to a single severance payment equal to the sum of forty-eight times his highest monthly base compensation for the most recent 24 month period plus an amount equal to four times his average annual bonus paid during the preceding 24 month period. In the event of a termination by us without “cause”, a termination by the executive for “good reason”, or a termination pursuant to a “change in control” of us, (as such terms are defined in the employment agreements) each a “permitted severance event”, Jeffrey S. Stauffer and Joseph B. Tyson will each be entitled to a single severance payment equal to their respective highest monthly base compensation for the preceding twelve months multiplied by thirty-six plus an amount equal to three times the average annual bonus received during the preceding twenty-four month period. In addition, should there be a “change in control”, vesting of unvested stock options and restricted stock would accelerate for Messrs. Tanz, Stauffer and Tyson. To the extent it is determined that Messrs. Tanz, Stauffer and Tyson receive benefits under their employment agreements or otherwise which would be subject to an excise tax under the Internal Revenue Code relating to a golden parachute payment, Messrs. Tanz, Stauffer and Tyson will receive an additional gross-up payment so that after calculation of all excise and other taxes and penalties, they will retain a net amount equal to the amount of benefits to which they are entitled under their employment agreements or otherwise. Each of Messrs. Tanz, Stauffer and Tyson will be subject to a non-competition covenant if their employment with us ceases for any reason other than a permitted severance event.

Report of the Executive Compensation Committee of the Board of Directors

The amount of compensation paid by us to Stuart A. Tanz, Jeffrey S. Stauffer and Joseph B. Tyson during the year ended December 31, 2003, in the case of base salaries, bonuses, and other compensation, was determined on July 30, 2003. In 2003, executive compensation consisted solely of base salary, bonuses and other compensation, and grants of restricted stock under our stock option and incentive plans that vest over time.

Executive Compensation Philosophy.    The Compensation Committee believes that a fundamental goal of our executive compensation program is to provide incentives to create value for our stockholders. The primary objectives of the Compensation Committee in determining executive compensation for 2003 were (i) to provide a competitive total compensation package that enables us to attract and retain qualified executives and align their compensation with our overall business strategies and (ii) to provide each executive officer with a significant equity stake in us through stock ownership. The Compensation Committee will annually consider the appropriate combination of cash and stock-based compensation and weigh the competitiveness of our overall compensation arrangements in relation to comparable real estate investment trusts. From time to time the Compensation Committee has retained compensation and other management consultants to assist with, among other things, structuring our various compensation programs and determining appropriate levels of salary, bonus and other compensatory awards payable to our executive officers and key employees, as well as to guide us in the development of near-term and long-term individual performance objectives necessary to achieve long-term profitability.

Base Salaries and Other Compensation.    Base compensation for 2003 was set to compensate the officers for the functions they perform. While no specific formula was used to determine base compensation levels for our executive officers, the Compensation Committee believes that the base salaries are generally in line with those of other publicly held real estate investment trusts the Compensation Committee has reviewed, some of which entities are included in the National Association of Real Estate Investment Trusts Equity REIT Index. During 2003, the Compensation Committee was advised by an independent compensation consultant. Base salaries will be reviewed annually and may be changed by the Compensation Committee in accordance with certain criteria determined primarily on the bases of growth of revenues and funds from operations per share of our common stock and on the basis of certain other factors, which include: (i) individual performance, (ii) the functions performed by the executive officer, and (iii) changes in the compensation within the peer group in which we compete for executive talent. The weight given these factors by the Compensation Committee may vary from individual to individual.

Annual Bonus Compensation.    Our policy of awarding annual bonuses is designed to specifically relate executive pay to our performance as well as individual performance. As a pay-for-performance program, cash bonuses provide financial rewards for the achievement of substantive corporate and personal objectives.

Employee Stock Option Plans.    Our 1997 Stock Option and Incentive Plan and 2000 Stock Incentive Plan relate closely to traditional forms of equity-oriented compensation in the commercial real estate industry. The purpose of stock option and restricted stock grants is to aid us in attracting and retaining quality employees, thereby advancing the interests of our stockholders by offering employees an incentive to maximize their efforts to promote our economic performance. In addition, to assist us in retaining employees and encouraging them to seek long-term appreciation in the value of our stock, stock options are generally not exercisable immediately upon grant, but rather vest over a period of years. Similarly, restricted stock grants generally do not vest immediately upon grant, but rather vest over a period of years as well. Awards of options or restricted stock granted under the plans are based upon a number of factors, including (i) the executive officer’s or key employee’s position with us, (ii) his or her performance and responsibilities, (iii) the extent to which he or she already holds an equity stake in us, (iv) equity participation levels of comparable executives and key employees at other companies in the compensation peer group, and (v) individual contribution to our success. The plans do not provide any formulated method for weighting these factors, and a decision to grant an award is based primarily upon the Compensation Committee’s evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question. During 2003, 65,000, 20,000 and 25,000 restricted stock shares were granted to Messrs. Tanz, Stauffer and Tyson, respectively.

401(k) Plan.    We established a Section 401(k) Savings/Retirement Plan to cover eligible employees and any designated affiliate. The Section 401(k) Plan currently permits our eligible employees to defer up to a maximum of $13,000 subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the Section 401(k) Plan. We currently make matching contributions up to 2% of the eligible employees’ annual compensation, which matching contributions vest based upon the employees’ tenure with us.

The Section 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the Section 401(k) Plan, and income earned thereon, are not taxable to employees until withdrawn from the Section 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

Chief Executive Officer Compensation.    Stuart A. Tanz received a base salary during 2003 at an annual rate of $700,000. A bonus of $650,000 was awarded to Mr. Tanz by the Board during 2003. An additional bonus of $532,500 was awarded to Mr. Tanz during 2003 for the completion of the acquisition of Center Trust. Mr. Tanz also received $30,910 in other compensation, consisting primarily of $18,000 of car allowance compensation, $4,000 in matching contributions under our 401(k) Plan and other miscellaneous reimbursements. Mr. Tanz was also granted 65,000 shares of restricted stock. The Compensation Committee recognizes Mr. Tanz’s contributions to our success including continued growth in revenue and funds from operations per share and our successful operations. In addition, Mr. Tanz is evaluated on the basis of Pan Pacific’s financial and non-financial achievements. These performance measures include funds from operations performance, total return to our stockholders, portfolio stability and diversification, lease rollovers, financing strategies and new investment activity. We do not apply these factors on a strict formulaic basis, but rather take into account Mr. Tanz’s contribution to Pan Pacific’s success as a whole. The Board and its Compensation Committee feel Mr. Tanz’s compensation is commensurate with the compensation of chief executive officers of competitive real estate investments trusts, and have deemed Mr. Tanz’s salary, bonus, restricted stock and total compensation appropriate in light of Mr. Tanz’s substantial contribution to our growth and success in 2003. A portion of the bonus and other compensation paid to Mr. Tanz in 2003 may not be deductible as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deductibility of compensation paid to the Chief Executive Officer and our four other most highly compensated executive officers. To qualify for deductibility under Section 162(m), compensation (including base salary, annual bonus, stock option exercises, compensation attributable to restricted stock vesting and nonqualified benefits) in excess of $1,000,000 per year paid to each of these executive officers generally must be “performance-based” compensation as determined under Section 162(m). While the Committee’s intention is, to the greatest extent reasonable, to structure compensation so that it satisfies the “performance based” compensation requirements under Section 162(m), the Compensation Committee will balance the costs and burdens involved in doing so against the value to Pan Pacific and its stockholders of the tax benefits to be obtained by Pan Pacific. Accordingly, the Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to the Company’s success, even where the compensation paid under such programs may not be fully deductible as a result of Section 162(m).

Despite the fact that Pan Pacific’s incentive bonuses and stock-related awards are determined based on the evaluation of Pan Pacific’s performance and take into consideration certain financial and strategic goals, the Compensation Committee does not apply these factors on a strict formulaic basis. As a result, Pan Pacific’s incentive bonuses and stock-related awards may not satisfy the “performance based” compensation requirements of Section 162(m). The Compensation Committee believes that because Pan Pacific qualifies as a REIT under the Code and generally is not required to pay Federal income taxes to the extent Pan Pacific distributes 100% of its taxable income to its stockholders, the payment of compensation that does not satisfy the requirements of Section 162(m) does not have a material adverse consequence to Pan Pacific.

Submitted By:

Bernard M. Feldman, Chairman

Mark J. Riedy

David P. Zimel

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

Report of the Audit Committee of the Board of Directors

Our Audit Committee of the Board of Directors of Pan Pacific Retail Properties, Inc. (the “Company”), is comprised of independent directors as required by the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2003 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from us. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the auditor’s independence.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by our management and by the independent auditors. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with auditing standards generally accepted in the United States of America or that the Company’s auditors meet the applicable standards for auditor independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Submitted on March 12, 2004 by the members of the Audit Committee of the Company’s Board of Directors.

Mark J. Riedy, Ph.D., Chairman

Bernard M. Feldman

Joseph P. Colmery

Principal Accountant Fees and Services for 2003

Fees to KPMG LLP, our independent auditor, related to the 2003 fiscal year are as follows:

Audit Fees(1)	$184,177
Audit Related Fees(2)	$43,250

Total Audit and Audit Related Fees	$227,427
Tax Service Fees(3)	$74,000
All Other Fees(4)	$12,000

Total Fees	$313,427

(1)	Represents the aggregate fees billed or to be billed for professional services rendered by KPMG LLP for the audit of our annual financial statements for the 2003 fiscal year and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the 2003 fiscal year, services performed in connection with our issuance of unsecured senior notes in December 2002 and June 2003 and services rendered in connection with our universal shelf registration statement.

(2)	Represents the aggregate fees billed or to be billed for professional services rendered by KPMG LLP for the audits and review of our subsidiary entities for the 2003 fiscal year.

(3)	Represents the aggregate fees billed or to be billed for professional tax services rendered by KPMG LLP for advisory services and the review and preparation of our 2003 tax returns, including our subsidiaries.

(4)	Represents the aggregate fees billed for professional services rendered by KPMG LLP for consultation and advisory services to the Compensation Committee, Audit Committee and Board of Directors during the 2003 fiscal year.

Principal Accountant Fees and Services for 2002

Fees to KPMG LLP, our independent auditor, related to the 2002 fiscal year are as follows:

Audit Fees(1)	$247,220
Audit Related Fees(2)	$38,000

Total Audit and Audit Related Fees	$285,220
Tax Service Fees(3)	$90,805
All Other Fees(4)	$77,630

Total Fees	$453,655

(1)	Represents the aggregate fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements for the 2002 fiscal year, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the 2002 fiscal year, services performed in connection with our issuance of unsecured senior notes in June 2002 and December 2002 and our acquisition of Center Trust. This amount includes $57,672 of additional fees billed in 2003 for the 2002 fiscal year.

(2)	Represents the aggregate fees billed for professional services rendered by KPMG LLP for the audits and review of our subsidiary entities for the 2002 fiscal year.

(3)	Represents the aggregate fees billed or to be billed for professional tax services rendered by KPMG LLP for advisory services and the review and preparation of our tax returns, including our subsidiaries. The amount includes an estimate of $60,000 for services to be performed in 2003 for the 2002 fiscal year.

(4)	Represents the aggregate fees billed or to be billed for professional services rendered by KPMG LLP for consultation and advisory services to the Compensation Committee, Audit Committee and Board of Directors during the 2002 fiscal year.

Subject to its discretion to appoint other auditors if it deems such action appropriate, upon the recommendation of the Audit Committee, the Board of Directors has retained KPMG LLP as our auditors for the current fiscal year. The Board of Directors has been advised that KPMG LLP is independent with respect to us and our subsidiaries within the meaning of the Securities Act of 1933, as amended and the applicable published rules and regulations. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire and to respond to appropriate questions from stockholders.

The Audit Committee, or a designated Audit Committee member, must pre-approve audit and non-audit services to be performed by the independent auditor, unless such services fall within the de minimus exception established by the SEC. Pre-approval will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the independent auditor, provided (i) the policies and procedures are detailed as to the particular service, (ii) the Audit Committee is informed of each service provided and (iii) such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. None of the fees in each of the categories listed above related to engagements for which the pre-approval requirement was waived under the de minimus exception.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities (collectively, Insiders), to file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Insiders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of Forms 3, 4 and 5, and the amendments thereto, received by us for the year ended December 31, 2003, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, we believe that during the year ended December 31, 2003, all filing requirements were complied with by our executive officers, directors and beneficial owners of more than ten percent of our stock.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2003 (except as otherwise disclosed in the notes below) by (i) our directors, (ii) each other person who is known by us to own beneficially more than 5% of our outstanding common stock, (iii) our Chief Executive Officer and our executive officers, and (iv) our executive officers and directors as a group. Except as otherwise described in the notes below, we believe that the following beneficial owners, based solely on information furnished by those owners, have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

	Number of Common Shares Beneficially Owned	Percentage Ownership
Beneficial Owners of 5% or more of our stock:

Deutsche Bank AG (1) Taunusanlage 12 D-60325 Frankfurt AM Main Germany	4,942,881	12.27%

Lend Lease Rosen Real Estate Securities, LLC (2) 1995 University Avenue, Suite 550 Berkeley, California 94704	3,469,099	8.60%

FMR Corp. (3) 82 Devonshire Street Boston, Massachusetts 02109	2,143,657	5.32%

Officers and Directors:

Stuart A. Tanz	340,140	*

Jeffrey S. Stauffer	71,000	*

Joseph B. Tyson	107,000	*

Mark J. Riedy (4)	18,273	*

Bernard M. Feldman	6,600	*

David P. Zimel (5)	52,600	*

Joseph P. Colmery	12,000	*

All Executive Officers and Directors as a Group (7 persons)	607,613	1.51%

*	Less than 1%

(1)	According to a Schedule 13G/A filed with the Securities and Exchange Commission for group members as follows: RREEF America, L.L.C. has sole voting and dispositive powers of 4,930,542 shares with respect to 4,930,542 shares as of December 31, 2003 and Deutsche Bank Trust Company Americas has sole voting and dispositive powers of 12,339 shares with respect to 12,339 shares as of December 31, 2003.

(2)	According to a Schedule 13G filed with the Securities and Exchange Commission for group members Lend Lease Rosen Real Estate Securities, LLC, Lend Lease Real Estate Investments, Inc., Rosen Financial Services II, L.L.C., Rosen Financial Services, Inc. and Kenneth T. Rosen as follows: sole voting powers of 1,911,161 shares, sole dispositive powers of 3,436,889 shares and shared dispositive powers of 32,210 shares with respect to 3,469,099 shares as of December 31, 2003.

(3)	According to a Schedule 13G/A filed with the Securities and Exchange Commission, the person has sole voting power of 542,747 shares and sole dispositive power of 2,143,657 shares with respect to 2,143,657 shares as of December 31, 2003.

(4)	Includes two-thirds of the options granted April 1, 2002, one-third of which vested immediately, and all unexercised options granted on March 16, 2001, which are fully vested.

(5)	Mr. Zimel is currently the president of PFMGP, Inc., which is the general partner of Portland Fixture Limited Partnership. Mr. Zimel owns 60% of the outstanding capital stock of PFMGP. PFMGP owns 1.96% of the outstanding equity interests in Portland Fixture. Mr. Zimel directly owns 13.06% of the outstanding equity interests in Portland Fixture. PFMGP and Portland Fixture are non-managing members of Pan Pacific (Portland), LLC, that collectively own 9.56% of the outstanding equity interest in Pan Pacific (Portland), LLC. Pan Pacific owns the remaining equity interests. PFMGP and Portland Fixture acquired their non-managing member interests in October 1998 in connection with the contribution of real property to Pan Pacific (Portland), LLC. PFMGP and Portland Fixture currently have the right to tender their equity interests in Pan Pacific (Portland), LLC to Pan Pacific in exchange for a cash amount. Pan Pacific may, at its sole option, issue an equivalent number of shares of its common stock in lieu of cash. The number of common shares beneficially owned by Mr. Zimel does not include any shares that may be issued by Pan Pacific to PFMGP and Portland Fixture in the event Pan Pacific elects to issue its common stock, in lieu of cash, upon a tender by PFMGP or Portland Fixture of equity interests in Pan Pacific (Portland), LLC.

Portland Fixture Limited Partnership owns directly 17,000 shares of Pan Pacific common stock for which Mr. Zimel has sole voting and dispositive powers.

Mr. Zimel is also a trustee of a trust which owns directly 23,800 shares of Pan Pacific common stock and for which Mr. Zimel has shared voting and dispositive powers.

Performance Graph

As a part of the rules concerning executive compensation disclosure, we are obligated to provide a chart comparing the yearly percentage change in the cumulative total stockholder return on our common stock over a five-year period. Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in our common stock with the cumulative total return of a hypothetical investment in each of the Russell 2000 Index and the SNL Shopping Center REIT Index based upon the respective market prices of each investment on the dates shown below, assuming an initial investment of $100 on December 31, 1998, and as required by the Securities and Exchange Commission, the reinvestment of distributions.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Pan Pacific Retail Properties, Inc.	100.00	89.41	132.32	183.24	246.95	338.51
Russell 2000	100.00	121.26	117.59	120.52	95.83	141.11
SNL Shopping Center REITs	100.00	88.36	106.22	136.54	157.82	223.75

Certain Relationships and Related Transactions

Officer Notes.    The Company had notes receivable of $0 and $231,000 due from executive officers at December 31, 2003 and 2002, respectively. These notes bore interest at 7.00% and were due on demand. During 2003, two notes for $165,000 were repaid and one note for $66,000 was forgiven as a component of annual compensation.

Board of Director Relationship.    Mr. Zimel is currently the president of PFMGP, Inc., which is the general partner of Portland Fixture Limited Partnership. Mr. Zimel owns 60% of the outstanding capital stock of PFMGP. PFMGP owns 1.96% of the outstanding equity interests in Portland Fixture. Mr. Zimel directly owns 13.06% of the outstanding equity interests in Portland Fixture. PFMGP and Portland Fixture are non-managing members of Pan Pacific (Portland), LLC, that collectively own 9.56% of the outstanding equity interest in Pan Pacific (Portland), LLC. Pan Pacific owns the remaining equity interests. PFMGP and Portland Fixture acquired their non-managing member interests in October 1998 in connection with the contribution of real property to Pan Pacific (Portland), LLC. PFMGP and Portland Fixture currently have the right to tender their equity interests in Pan Pacific (Portland), LLC to Pan Pacific in exchange for a cash amount. Pan Pacific may, at its sole option, issue an equivalent number of shares of its common stock in lieu of cash. The number of common shares beneficially owned by Mr. Zimel does not include any shares that may be issued by Pan Pacific to PFMGP and Portland Fixture in the event Pan Pacific elects to issue its common stock, in lieu of cash, upon a tender by PFMGP or Portland Fixture of equity interests in Pan Pacific (Portland), LLC.

PROPOSAL TWO:

DECLASSIFICATION OF THE BOARD OF DIRECTORS

The board has unanimously approved and declared advisable and is proposing that the stockholders approve an amendment to our charter to declassify Pan Pacific’s board and cause each newly elected director to stand for election annually (the “Declassification Amendment”). Article V, section 5.1 of our charter currently provides that the board be divided into three classes as nearly equal in number as possible. Directors of each class serve staggered three-year terms, with the term of office of one class expiring each year. If the Declassification Amendment is approved, the classes and staggered three-year terms of directors would be eliminated.

The Board of Directors recommends a vote FOR Proposal TWO for the following reasons:

Proponents of classified boards of directors believe that a classified board helps a board of directors maintain a greater continuity of experience because the majority of directors at any given time will have at least one year of experience with the business affairs and operations of a company, which may assist a company in long-term strategic planning. Additionally, proponents argue that a classified board reduces the possibility of a sudden change in majority control of a board of directors. In the event of a hostile takeover attempt, a classified board may encourage a person seeking control of the company to initiate arm’s length discussions with the board, which is in a position to negotiate a more favorable transaction for stockholders.

The board believes that even taking into consideration the benefit of continuity of experience or protection against the threat of hostile takeover, sound corporate governance policies dictate that of foremost importance is that the board remain accountable to the Company’s stockholders. The board believes that declassification of the board will give stockholders greater flexibility to elect directors and exercise influence over Pan Pacific. In the first place, declassification of the board would require each director to stand for election annually. This procedure would allow stockholders an opportunity to annually register their views on the performance of the board collectively and each director individually. Secondly, the election of directors is the primary means for stockholders to influence corporate governance policies and to hold directors accountable for the implementation of their policies. Finally, the board believes that our corporate governance procedures and practices, and the level of management accountability they impose, are related to our financial performance. While we have continued to perform at a high level, the board believes sound corporate governance practices, such as the annual election of directors, will impose the level of management accountability necessary to help ensure that our good performance record continues over the long term. Given each of these factors, the board believes it is in the best interests of Pan Pacific and its stockholders to declassify the board.

If the Declassification Amendment is approved, the Declassification Amendment would be effective as of the Company’s 2005 Annual Meeting of Stockholders and would be phased in over a three-year period. Directors who had been previously elected for three-year terms ending in 2006 and 2007 would continue to serve out these terms so that no director previously elected to a multi-year term would have his or her term shortened, subject to his or her prior resignation or removal. Consequently, under the proposed amendment, one class of the directors would be elected to one-year terms in 2005, two classes of directors would be elected to one-year terms in 2006 and in 2007 all directors would be elected to one-year terms.

THE DECLASSIFICATION AMENDMENT

The Declassification Amendment would amend and restate Article V, Section 5.1 of our charter to read as follows:

“Section 5.1 NUMBER OF DIRECTORS.    The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be five, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law nor more than 15. In addition, Independent Directors shall at all times comprise a majority of the Board of Directors. For the purposes hereof, “Independent Director” shall mean an individual who is not (a) an employee, officer, or affiliate of the Corporation or a subsidiary or division thereof or any entity directly or indirectly in control of the Corporation or any subsidiary or division thereof, (b) a blood relative of a principal executive officer of the Corporation, or (c) a stockholder, partner, director, officer, member or employee of any person acting as advisor, consultant or legal counsel, receiving compensation on a continuing basis from the Corporation in addition to director’s fees. At each Annual Meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the By-Laws of the Corporation, directors shall be elected to hold office for a term of one year and until such director’s successor is elected and qualifies or until such director’s earlier resignation or removal.”

If this Proposal TWO is approved, the Declassification Amendment will be filed with the State Department of Assessments and Taxation of the State of Maryland, or Maryland Department of Assessments, and Pan Pacific’s board will no longer be classified.

Vote Required and Board of Directors Recommendation

Assuming a quorum is present, the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote, whether in person or by proxy, is required for approval of the proposal presented above.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL TWO.

PROPOSAL THREE:

INCREASE OF OWNERSHIP LIMIT OF THE COMPANY’S COMMON STOCK

The board has unanimously approved and declared advisable and is proposing that the stockholders approve an amendment to our charter to increase the ownership limit on the outstanding common stock of Pan Pacific from 6.25% to 9.8% (the “Ownership Limit Amendment”). For Pan Pacific to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

The Board of Directors recommends a vote FOR Proposal THREE for the following reasons:

Our charter contains restrictions on the ownership and transfer of our common stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to certain limited exceptions, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 6.25% of the outstanding shares of our common stock. Our charter defines this restriction as the “Ownership Limit”.

Although the current Ownership Limit of 6.25% has served us well, the board has determined that increasing the Ownership Limit on our outstanding common stock would be beneficial to Pan Pacific and its stockholders. An increase in the Ownership Limit should increase the liquidity of our common stock and will conform our Ownership Limit to similar limits utilized by existing publicly traded equity real estate investment trusts. As such, the board recommends an increase in the Ownership Limit from 6.25% of the total outstanding shares of our common stock to 9.8% of the total outstanding shares of our common stock.

THE OWNERSHIP LIMIT AMENDMENT

The Ownership Limit Amendment would amend and restate the definition of Ownership Limit in Article VIII, Section 8.l of our charter as follows:

“Ownership Limit” shall mean 9.8 percent (by value or by number of shares, whichever is more restrictive) of the outstanding shares of Common Stock of the Corporation.”

If this Proposal THREE is approved, the Ownership Limit Amendment will be filed with Maryland Department of Assessments and the Ownership Limit will be increased to 9.8%.

Vote Required and Board of Directors Recommendation

Assuming a quorum is present, the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote on the proposal, whether in person or by proxy, is required for approval of the proposal presented above.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL THREE.

Independent Public Accountants

KPMG LLP served as our independent public accountants during 2003. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions regarding the year ended December 31, 2003.

Stockholder Proposals for 2005 Annual Meeting

It is currently contemplated that our 2005 Annual Meeting of Stockholders will be held on or about May 5, 2005. In the event that a stockholder desires to have a proposal considered for presentation at the 2005 Annual Meeting of Stockholders, and included in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than December 5, 2004. Any such proposal must comply with the requirements of our Bylaws and Rule 14a-8 promulgated under the Exchange Act. If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2005 Annual Meeting of Stockholders or seeks to nominate a candidate for election or to propose business for consideration at such meeting, we must receive notice of such proposal no earlier than February 8, 2005 and no later than March 9, 2005. If the notice is not received between February 8, 2005 and March 9, 2005 it will be considered untimely under our Bylaws, and we will have discretionary voting authority under proxies solicited for the 2005 Annual Meeting of Stockholders with respect to such proposal, if presented at the meeting.

Other Matters

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in the discretion of the proxy holders.

Appendix A

REVISED AUDIT COMMITTEE CHARTER

of the Audit Committee

of Pan Pacific Retail Properties, Inc.

This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of Pan Pacific Retail Properties, Inc. (the “Company”) on February 3, 2004.

I.    Purpose

The purpose of the Audit Committee (the “Committee”) is to assist the Board with its oversight responsibilities regarding: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditor. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”) and the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

Further, auditing literature, particularly Statement on Accounting Standards No. 100, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II.    Membership

The Committee shall consist of no fewer than three members of the Board. Each Committee member shall be financially literate as determined by the Board in its business judgment or must become financially literate within a reasonable period of time after his or her appointment to the Committee. Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have accounting or related financial management expertise as determined by the Board in its business judgment. In addition, either at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the SEC or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.”

Each Committee member shall satisfy the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3(b)(1). No Committee member may simultaneously serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating/Corporate Governance Committee. Committee members may be removed from the Committee, with or without cause, by the Board.

III.    Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee. The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management, with the internal auditor and with the independent auditor.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV.    Powers and Responsibilities

Interaction with the Independent Auditor

1.    Appointment and Oversight.    The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

2.    Pre-Approval of Services.    Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

3.    Independence of Independent Auditor.    The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

(i) The Committee shall obtain and review a report prepared by the independent auditor describing (a) the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

(ii) The Committee shall discuss with the independent auditor its independence from the Company, and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, and consider the impact that any relationships or services may have on the objectivity and independence of the independent auditor.

(iii) The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

(iv) The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms.

(v) The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

Annual Financial Statements and Annual Audit

4.    Meetings with Management, the Independent Auditor and the Internal Auditor.

(i) The Committee shall meet with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

(ii) The Committee shall review and discuss with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

(iii) The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5.    Separate Meetings with the Independent Auditor.

(i) The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the Independent Auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

(ii) The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

(iii) The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

6.    Recommendation to Include Financial Statements in Annual Report.    The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(ii) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

7.    Meetings with Management and the Independent Auditor.    The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Internal Audit

8.    Appointment.    The Committee shall review the appointment and replacement of the internal auditor.

9.    Separate Meetings with the Internal Auditor.    The Committee shall meet periodically with the Company’s internal auditor to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant Audit Committee attention, including review of the internal auditor’s assessments of the company’s risk management processes and system of internal control. The Committee shall discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

Other Powers and Responsibilities

10.    The Committee shall discuss with management and the independent auditor the Company’s earnings press releases. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

11.    The Committee shall discuss with management and the independent auditor any related-party transactions brought to the Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.

12.    The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

13.    The Committee shall discuss with the Company’s General Counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

14.    The Committee shall request assurances from management, the independent auditor and the Company’s internal auditors that the Company’s foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of related party transactions.

15.    The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management. The Committee shall discuss with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

16.    The Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.

17.    The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

18.    The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual reports.

19.    The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

20.    The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

21.    The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

22.    The Committee shall discuss any disclosures made to the Committee by the Company’s Chief Executive Officer or Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q regarding: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls identified to the independent auditor; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

23.    The Committee shall read management’s report (to be included in the Company’s Annual Report on Form 10-K) assessing the effectiveness of the internal control structure and procedures of the Company for financial reporting and shall discuss with the independent auditor such auditor’s attestation to and report on management’s report.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PAN PACIFIC RETAIL PROPERTIES, INC.

1631-B SOUTH MELROSE DRIVE

VISTA, CALIFORNIA 92081

The undersigned, a stockholder of Pan Pacific Retail Properties, Inc., a Maryland corporation, hereby appoints Stuart A. Tanz and Mark J. Riedy and each or either of them as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of common stock which the undersigned is entitled to vote at the annual meeting of Pan Pacific Retail Properties, Inc. to be held on Thursday, May 6, 2004, and any and all adjournments or postponements thereof, in the manner specified. The undersigned hereby acknowledges receipt of the Notice of such annual meeting and of the accompanying Proxy Statement.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,

WILL BE VOTED “FOR” THE NOMINEE FOR DIRECTOR, “FOR” PROPOSAL TWO: CHARTER AMENDMENT TO DECLASSIFY THE BOARD OF DIRECTORS AND “FOR” PROPOSAL THREE: CHARTER AMENDMENT TO INCREASE THE OWNERSHIP LIMIT OF THE

COMPANY’S COMMON STOCK.

Should any other matters requiring a vote of the stockholders arise, the above named proxies are authorized to vote the same in accordance with their discretion in the interest of Pan Pacific Retail Properties, Inc. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

Proposal One:    Election of Director

The Board of Directors recommends a vote FOR the following nominee for director:

Nominee:    David P. Zimel

FOR the nominee listed above	WITHHOLD AUTHORITY to vote as to the nominee listed above
☐	☐

Proposal Two:    Charter Amendment to Declassify the Board of Directors

The Board of Directors recommends a vote FOR the Declassification Amendment:

FOR	AGAINST	ABSTAIN
☐	☐	☐

Proposal Three:    Charter Amendment to Increase the Ownership Limit of the Company’s Common Stock

The Board of Directors recommends a vote FOR the Ownership Limit Increase Amendment:

FOR	AGAINST	ABSTAIN
☐	☐	☐

Dated:                                                                                                                                                                                                    , 2004

                                                                                                                                                                                                               (SEAL)

                                                                                                                                                                                                               (SEAL)

(Please sign exactly as name or names appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)